January 31, 2003


Dear Shareholder:

It is my pleasure to report several new developments in marketing, the product pipeline and Board and management appointments that have provided Elite with a great deal of momentum as we begin 2003.


     * On September 30th 2002 the Company terminated its joint venture (Elite Research Limited) with Elan. Under the termination agreement, Elite acquired all proprietary, development and commercial rights for the worldwide markets for the products developed by the joint venture. In exchange for this assignment, Elite has agreed to pay Elan a royalty on certain revenues that may be realized from the once-a-day oxycodone product that has been developed by the joint venture. Elan and its transferees also retained Elite securities that were issued in connection with the joint venture, and those securities have been converted to Elite common stock at a significant premium for Elite. Elite now owns 100 % of the terminated joint venture company with Elan (Elite Research Limited), and it intends to continue the development of the products that were developed within the collaboration. Applications for two patents are being filed related to these products.

         Oxycodone is used to treat moderate-to-severe pain. The joint venture had completed the Phase I study for the once-a-day oxycodone formulation. Although we will likely license the product to a company with a strong marketing organization eventually, Elite intends to proceed with the next stage of development while it talks to potential partners. The US market for twice a day oxycodone products presently exceeds $1 billion. Currently there is no once a day formulation for this compound. In addition Elite has developed once a day NSAIDs such as ketoprofen and diclofenac. This presents an opportunity for Elite to combine its once a day oxycodone with these extended once a day NSAIDs. Again there are no such once a day combination products that are currently available in the US. This presents Elite a significant potential to develop a family of products containing oxycodone.

         The joint venture has also been developing a second product in the CNS therapeutic area to compete with a currently marketed product whose US sales exceed $1 billion.

     * In September and October of 2002, the Company signed agreements with Ethypharm S.A., which resulted into a manufacturing and development contracts for new prescription drugs. Together these products will compete in large domestic and overseas markets.

         As per the terms of the September contract, Elite has received an upfront manufacturing fee for the first phase of the technology transfer and is entitled to

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         receive fees in advance for each phase of
         the manufacturing. In addition, upon FDA approval and if requested by Ethypharm, Elite will manufacture commercial batches of the product on terms to be agreed upon. This proprietary product is intended to compete in a therapeutic category that has current sales in the United States of $9 billion, and $7 billion outside the U.S; by 2007 worldwide sales are expected to exceed $30 billion per Gerard Leduc, the Managing Director and Chief Operating Officer of Ethypharm. Obviously, we do not expect this product with Ethypharm to capture a large portion of the total category's sales and Elite's profit would be only a small fraction of the sales, but the size of the category and its growth make us enthusiastic about the prospect.


         As per the terms of October Contract, Elite shall receive a one-time development fee for the first phase of feasibility study. Upon satisfactory results in the initial phase, the parties plan to enter a further development program. This proprietary product is intended to compete in a therapeutic category that exceeds $3 billion in annual sales and accounts for over five percent of all prescription drug sales in the United States according to Mr. Gerard Leduc, the Managing Director and Chief Operating Officer of Ethypharm. Again, I do not mean that billions of dollars of sales or profits are on the horizon, but I am very pleased with the size of the market into which this product would be marketed.

     * In addition to the above, one of the two products under contract development for another pharmaceutical company has undergone the Phase I bioavailability study and results are expected this month. In the meantime the scale up has commenced.

     * At the Annual General Meeting held on December 12th three new members, who are also shareholders in the Company, were elected to Elite's Board of Directors: John P. de Neufville, Ph.D., Richard A. Brown, and John
         A. Moore. They joined the current Board, which includes Atul M. Mehta, Ph.D., Eric L. Sichel, M.D., Donald S. Pearson, and Harmon Aronson, Ph.D.

     * Mr. Chris Dick has joined Elite as Vice President of business development as of November 1, 2002. Chris served as Director of Business Development for Elan's portfolio of drug delivery technologies and previously led the business development activities for EnTec, a drug delivery business unit within FMC's pharmaceutical division. Chris received an MBA from Stern School of Business, New York University and an M.S. and B.S. in Chemical Engineering from Cornell University.

In spite of the current uncertainties in the stock market, we remain enthusiastic about our future because of our strong product pipeline, partnerships, collaborations, intellectual property, talents and the financial state of the company. Although it is difficult to predict revenues or earnings because so many elements are uncertain at this point, I sincerely believe our Company has turned the proverbial corner.

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I thank you for your continued support and wish you the best in 2003.


Very truly yours,



Atul M. Mehta, Ph.D.
President & CEO

All statements other than statements of historical fact contained in this letter are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements in this letter are frequently accompanied by words such as "intend," but you should be aware that any matters that include or are predicated upon an aspect outside of Elite's control are forward-looking statements. Although Elite believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause Elite's results to differ materially from the results discussed in such forward-looking statements are described in the "Risk Factors" section of the Private Placement Memoranda of Elite previously filed with the Securities and Exchange Commission. All forward-looking statements contained herein are expressly qualified in their entirety by the cautionary statements in this paragraph.

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